EXHIBIT 99.1

[Cogent Logo]

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen + 1 (202) 295-4200 jhenriksen@cogentco.com	+ 1 (202) 295-4212 investor.relations@cogentco.com

COGENT COMMUNICATIONS APPROVED FOR LISTING ON NASDAQ

WASHINGTON, D.C. March 2, 2006 — Cogent Communications Group, Inc. (AMEX-COI) today announced that it has been approved to list its common shares on the NASDAQ National Market. Cogent Communications will commence trading on NASDAQ on Monday, March 6, 2006, under the ticker symbol CCOI. Cogent has been listed on the American Stock Exchange since February 2002 formally under the ticker symbol COI.

ABOUT COGENT COMMUNICATIONS
Cogent Communications (AMEX: COI) is a multinational, Tier 1 facilities-based ISP recently ranked by Ovum-RHK as the largest provider of Ethernet services in the United States. Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services. Cogent’s facilities-based, all-optical IP network backbone spans 14 countries and provides IP services in over 95 markets located in North America and Europe.

Since Cogent’s inception, Cogent has unleashed the benefits of IP technology, building one of the largest and highest capacity IP networks in existence. This network enables Cogent to offer large bandwidth connections at highly competitive prices. Network ownership also enables Cogent to offer superior customer support through end-to-end control of service delivery and network monitoring.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com